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                                                                     Exhibit 3.1

                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ARAMARK CORPORATION

   ARAMARK Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     (1) The present name of the Corporation is ARAMARK Corporation. The Corporation was originally incorporated under the name "ARAMARK Worldwide Corporation" and its original certificate of incorporation was filed with the office of the Secretary of the State of Delaware on June 28, 2001.

     (2) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

     (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented and/or restated (the "Certificate of Incorporation").

     (4) The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

       FIRST: NAME. The name of the Corporation is ARAMARK Corporation.

       SECOND: ADDRESS. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at this address is The Corporation Trust Company.

       THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

       FOURTH: CAPITALIZATION. (A) The total number of shares of stock that the Corporation has authority to issue is 2,300,000,000, of which:

         (i) 300,000,000 shares shall be shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock");

         (ii) 150,000,000 shares shall be shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock");

         (iii) 150,000,000 shares shall be shares of Class A-3 Common Stock, par value $ 0.01 per share (the "Class A-3 Common Stock");

         (iv) 1,000,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock");

         (v) 300,000,000 shares shall be shares of Class B-1 Common Stock, par value $0.01 per share (the "Class B-1 Common Stock");

         (vi) 150,000,000 shares shall be shares of Class B-2 Common Stock, par value $0.01 per share (the "Class B-2 Common Stock");

         (vii) 150,000,000 shares shall be shares of Class B-3 Common Stock, par value $0.01 per share (the "Class B-3 Common Stock"); and

         (viii) 100,000,000 shares shall be shares of Preferred Stock (the "Preferred Stock"), including 25,000,000 authorized shares of Series
      C Junior Participating Preferred Stock (the "Series C Preferred Stock") and 20,000 authorized shares of Adjustable Rate Callable Nontransferable Series D Preferred Stock (the "Series D Preferred Stock").
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   The Class A-1 Common Stock, the Class A-2 Common Stock and the Class A-3
Common Stock are referred to collectively as the "Common Stock Class A." The Class B Common Stock, the Class B-1 Common Stock, the Class B-2 Common Stock and the Class B-3 Common Stock are referred to collectively as the "Common Stock Class B." The Common Stock Class A and the Common Stock Class B are referred to collectively as the "Common Stock."

   (B) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted and no class shall be entitled to a separate class vote on any such increase or decrease.

   FIFTH: COMMON STOCK.

   The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the classes of Common Stock:

       (1) General. Except as otherwise set forth in this Article Fifth, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

       (2) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, holders of each class of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than the Common Stock of the Corporation and other than as set forth in the succeeding sentences) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. If at any time a dividend or other distribution (collectively, a "share distribution") payable in shares of Common Stock or any other securities of the Corporation or of any other person is to be made with respect to the Common Stock Class A or the Common Stock Class B, such share distribution may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this paragraph:

         (a) a share distribution consisting of (A) shares of Class A-1 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-1 Common Stock to holders of Class A-1 Common Stock, (B) shares of Class A-2 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-2 Common Stock to holders of Class A-2 Common Stock, (C) shares of Class A-3 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-3 Common Stock to holders of Class A-3 Common Stock, (D) shares of Class B Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B Common Stock to holders of Class B Common Stock, (E) shares of Class B-1 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-1 Common Stock to holders of Class B-1 Common Stock, (F) shares of Class B-2 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-2 Common Stock to holders of Class B-2 Common Stock and (G) shares of Class B-3 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B-3 Common Stock to holders of Class B-3 Common Stock; or

         (b) a share distribution consisting of shares of any class or series of securities of the Corporation or any other person other than Common Stock Class A or Common Stock Class B

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      (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Common Stock Class A, or Common Stock Class B), either:

                 (A) on the basis of a distribution of identical securities, on an equal per share basis, to holders of shares of Common Stock Class A and Common Stock Class B; or

                 (B) on the basis of a distribution of one class or series of securities to holders of shares of Common Stock Class A and, on an equal per share basis, one class or series of securities to holders of shares of Common Stock Class B, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions; and provided further that (x) holders of shares of Common Stock Class A receive a class or series of securities having no more than 10 votes per share or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities with no more than 10 votes per share and having class voting rights identical to those for the shares of Common Stock Class A and (y) holders of shares of Common Stock Class B receive a class or series of securities having no more than one vote per share or convertible securities that are convertible into, exchangeable for or evidence the right to purchase securities with no more than one vote per share and having class voting rights identical to those for the shares of Common Stock Class B.

      No class of Common Stock may be reclassified, subdivided or combined, except for reclassifications after the expirations of the respective Applicable Restriction Periods to combine classes of Common Stock Class A into one class and classes of Common Stock Class B into one class pursuant to successive amendments to this Certificate of Incorporation, unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock.

       (3) Voting Rights.

         (a) At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders: (i) every holder of record of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock on the relevant record date shall be entitled to ten votes in person or by proxy for each share of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock registered in his or her name on the transfer books of the Corporation; and
      (ii) every holder of record of shares of Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock on the relevant record date shall be entitled to one vote in person or by proxy for each share of Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock registered in his or her name on the transfer books of the Corporation. Except as otherwise required by law or by this Article Fifth, the holders of each class of Common Stock shall vote together as a single class, on all matters with respect to which a vote of Stockholders of the Corporation is required under applicable law or under the Certificate of Incorporation of the Corporation or on which a vote of stockholders is otherwise duly called for by the Corporation, subject to the rights that may be conferred upon holders of Preferred Stock.

         (b) Except as otherwise provided by law and by paragraph (3)(c) of this Article Fifth, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the approval of the holders of a majority of the votes entitled to be cast by the holders of each class of Common Stock, voting together as a single class; provided, however, that any proposal to modify, revise, alter or amend this Certificate of Incorporation in any manner that would alter or change the powers, preferences or

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      special rights of the shares of any class of Common Stock so as to affect them adversely also will require the approval of the holders of a majority of the votes entitled to be cast by the holders of the shares of the class so affected by the proposed amendment, voting separately as a class. An increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock, shall be deemed not to affect adversely the powers, preferences or special rights of the shares of any class of Common Stock.

         (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of the capital stock required by law, Articles Eighth, Ninth, Tenth and Eleventh shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class.

         (d) The Corporation may, as a condition to counting the votes cast by any holder of shares of Common Stock Class A at any annual or special meeting of stockholders or for any other purpose, require the furnishing of such affidavits or other proof as it may reasonably request to establish that the shares of Common Stock Class A held by such holder have not, pursuant to the provisions of paragraphs 6 or 8 of this Article Fifth, been converted into shares of Common Stock Class B.

       (4) Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of shares of Common Stock, without regard to class. For purposes of this paragraph (4), none of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (a) a consolidation or merger of the Corporation with or into any other corporation or other entity; (b) a merger of any other corporation or other entity into the Corporation (whether or not the Corporation is the entity surviving the consolidation or merger); (c) a reorganization of the Corporation; (d) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation; (e) a sale or transfer of all or any part of the assets of the Corporation; or (f) a share exchange to which the Corporation is a party.

       (5) Reorganization, Consolidation and Merger. In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock of any class shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other class of Common Stock; provided that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Common Stock Class A may receive, on a per share basis, voting securities with 10 times the number of votes per share as those voting securities to be received by the holders of shares of Common Stock Class B (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with 10 times the number of votes per share as those voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Common Stock Class B, or into which the convertible or exchangeable securities to be received by the holders of the shares of Common Stock Class B may be converted or exchanged).

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       (6) Optional Conversion.

         (a) Conversion after the Applicable Restriction Period. Each record holder of shares of Common Stock Class A may convert any or all of such shares into an equal number of shares of Class B Common Stock; provided, however, that no such shares may be so converted before the expiration of the Applicable Restriction Period.

         (b) Conversion of Common Stock Class A during the Applicable Restriction Period. Each record holder of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may convert any or all of those shares into an equal number of shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common, respectively, at any time during the Applicable Restriction Period.

         (c) Manner of Optional Conversion. A record holder of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may effect a voluntary conversion of any or all of those shares in accordance with this paragraph (6) by presenting to the Corporation the certificates, if any, for the number of shares to be converted, any required tax transfer stamps and a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of the appropriate class of Common Stock Class B and requesting that the Corporation issue such shares of Common Stock Class B to persons named therein, setting forth the number of shares of Common Stock Class B to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated. Shares of Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock may not be converted into any other class of Common Stock.

       (7) Transfer Restrictions.

         (a) Generally No Transfers during Applicable Restriction
      Period. Other than in a Permitted Transfer, shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock may not be Transferred prior to the expiration of the Applicable Restriction Period, and any such purported Transfer prior to the expiration of the Applicable Restriction Period shall be null and void, and the Corporation shall not register any such purported Transfer.

         (b) Permitted Transfers during Applicable Restriction
      Period. Shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock may be Transferred in a Permitted Transfer prior to the expiration of the Applicable Restriction Period; provided that (i) a Transferee in any such Transfer other than a Conversion Transfer shall take such shares subject to the provisions of this paragraph (7) and (ii) a Transferee in any such Transfer that is a Conversion Transfer shall take such shares free from the provisions of this paragraph (7).

       (8) Automatic Conversion; Non-Conversion.

         (a) Transfers during Applicable Restriction Period.

                 (i) Conversion Transfer. Upon a Conversion Transfer, each
              share of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into one share of Class B Common Stock. In such case, stock certificates, if any, formerly representing each share of Class A-1 Common Stock,

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              Class A- 2 Common Stock, Class A-3 Common Stock, Class B-1
              Common Stock, Class B-2 Common Stock or Class B-3 Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class B Common Stock into which such shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock could be converted pursuant to the terms hereof.

                 (ii) Charity Transfer. Upon a Charity Transfer of Class A-1
              Common Stock, Class A-2 Common Stock or Class A-3 Common Stock, each share of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into one share of Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock, respectively. In such case, stock certificates, if any, formerly representing each share of Class A-1, Class A-2 or Class A-3 Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class B-1, Class B-2 or Class B-3 Common Stock, respectively into which such shares of Common Stock Class A could be converted pursuant to the terms hereof. Upon a Charity Transfer of Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock, there shall be no conversion.

                 (iii) Non-Conversion Transfer. Upon a Non-Conversion
              Transfer, there shall be no conversion.

         (b) Transfers after Applicable Restriction Period. Upon any direct or indirect Transfer after the expiration of the Applicable Restriction Period of (i) record ownership of any such shares of Common Stock Class A other than in a Non-Conversion Transfer, or
      (ii) beneficial ownership of any such shares of Common Stock Class A if, had such transfer also been a transfer of record ownership of such shares of Common Stock Class A, such transfer would not have been a Non-Conversion Transfer, each share of Common Stock Class A so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into a share of Class B Common Stock. In such case, stock certificates, if any, formerly representing each share of Common Stock Class A shall thereupon and thereafter be deemed to represent such number of shares of Class B Common Stock into which such shares of Common Stock Class A could be converted pursuant to the terms hereof.

         (c) Upon Termination or Cessation of Employment. In addition, notwithstanding anything to the contrary herein, each share of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock held by an employee of the Corporation or any of its subsidiaries or affiliated companies (including joint ventures) or by a Transferee of such employee (including transferees who first acquired their shares of class B common stock of Former ARAMARK from employees prior to the merger of Former ARAMARK with and into the Corporation, pursuant to which merger such shares of Former ARAMARK class B common stock were converted into shares of Common Stock Class A) shall be and be deemed to be, in the event of the termination or cessation of the employment relationship between such employee and the Corporation, any of its subsidiaries and/or any of its affiliated companies (including joint ventures), automatically and without further act on the part of the holder thereof or the Corporation, converted into one share of Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock, respectively, (i) upon the earlier of the date that is 180 days after the pricing of the Initial Public Offering and the date of the completion of the first cash self-tender offer by the Corporation after the Initial Public Offering for a portion of its outstanding shares of Common Stock Class A or (ii) if the termination or the cessation of employment occurs after such date, on the date of such termination or cessation of employment.

       (9) Manner of Transfer. Transfers of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and

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    Class B-3 Common Stock shall be registered on the books of the
    Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for Transfer, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation of compliance with this Article Fifth.

       (10) Manner of Conversion. Any person (other than a transferee in a Non-Conversion Transfer) who takes shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock in a Transfer that complies with the provisions of this Article Fifth may treat the endorsement on the certificate, if any, representing such shares, or the instrument of Transfer accompanying such shares, as authorizing such person on behalf of the Transferor to convert the shares in the manner provided in paragraph (8) of this Article Fifth for the purpose of registering the Transfer to such person of the shares of Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock, as applicable, issuable upon conversion, and to give on behalf of the Transferor the written notice of conversion above required, and may convert such shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock accordingly.

       (11) Legend. Every certificate for shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall bear a conspicuous legend on its face reading as follows:

         "The shares of Common Stock represented by this certificate may not be transferred (which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a transfer that does not meet the qualifications and requirements set forth in paragraphs (7) and (8) of Article Fifth of the Certificate of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications and requirements prescribed by paragraphs (7) and
      (8) of Article Fifth is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

         Every certificate for shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock shall bear a legend on its face reading as follows:

         "The shares of Common Stock represented by this certificate may not be transferred (which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a transfer that does not meet the qualifications and requirements set forth in paragraph (7) of Article Fifth of the Certificate of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications and requirements prescribed by paragraph (7) of Article Fifth is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

         In the cases of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the registered owner thereof.

       (12) Treatment of Dividend upon Conversion. Upon any conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock into shares of Common Stock Class B pursuant to the provisions of paragraph (6) or paragraph (8), any dividend that has been declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3

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

    Common Stock so converted for which the record date is prior to the conversion and the payment date is subsequent to the conversion shall be deemed to have been declared, and shall be payable, with respect to the shares of Common Stock Class B into or for which the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock are so converted, and any such dividend that is declared on the shares of Common Stock Class A payable in shares of Common Stock Class A shall be deemed to have been declared, and shall be payable, in shares of Common Stock Class B.

       (13) Reserve. The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock at least the number of shares of Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock that would become issuable upon the conversion of all shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock then outstanding.

       (14) No Liability. In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article Fifth, or in connection with the making of any determination referred to in this Article Fifth, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

       (15) Definitions. For purposes of this Article Fifth, the following terms have the following meanings:

         (i) "Applicable Restriction Period" means, with respect to shares of (a) Class A-1 Common Stock and Class B-1 Common Stock, the period ending 180 days after the date of the pricing of the Initial Public Offering, (b) Class A-2 Common Stock and Class B-2 Common Stock, the period ending 360 days after the date of the pricing of the Initial Public Offering and (c) Class A-3 Common Stock and Class B-3 Common Stock, the period ending 540 days after the date of the pricing of the Initial Public Offering.

         (ii) "Beneficial ownership" (including, with a correlative meaning, the terms "beneficially own" and "beneficial owner") shall have the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that (a) a person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after passage of time and (b) a person shall not be deemed to have "beneficial ownership" of shares pursuant to a voting, tender or like agreement or arrangement in connection with such shares, where such agreement or arrangement (1) is entered into by a holder or holders of Common Stock or Preferred Stock and one or more third parties in connection with a potential business combination involving the Corporation and (2) has been approved by the Board of Directors of the Corporation prior to the entering into of such agreement or arrangement.

         (iii) "Charitable Organization" means (a) a charitable organization which is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision of that Code or (b) a primary school, high school, college, university, foundation, charitable remainder trust or charitable lead trust.

         (iv) "Charity Transfer" means a Transfer of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock during the Applicable Restriction Period to Charitable
      Organizations.

         (v) "Conversion Transfer" means any of the following Transfers of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common

      Stock, Class B-2 Common Stock or Class B-3 Common Stock during the Applicable Restriction Period:

                 (a) Sales by Charitable Organizations following 90 days after the pricing of the Initial Public Offering with respect to no more than an aggregate 1,000,000 shares of Common Stock Class A, where any such Charitable Organization first acquired shares of class B common stock of Former ARAMARK prior to May 25, 2001 and such shares of class B common stock of Former ARAMARK were converted into shares of Common Stock Class A pursuant to the merger of Former ARAMARK with and into the Corporation;

                 (b) Transfers to the Corporation or any of its subsidiaries;
              and

                 (c) Transfers approved as Conversion Transfers by the Board of Directors of the Corporation prior to the Transfer, including, without limitation, Transfers after the death of any employee stockholder in order to pay any estate taxes and expenses on a date as close as practicable to the tax payment date and Transfers in the case of employee stockholder hardship (such as medical necessity, family emergencies, etc.)

         (vi) "Former ARAMARK" means the Delaware corporation of the same name as the Corporation, which corporation merged with and into its wholly owned subsidiary, ARAMARK Worldwide Corporation, with the Corporation as the surviving corporation.

         (vii) "Initial Public Offering" means the initial public offering of the Class B Common Stock.

         (viii) "Non-Conversion Transfer" means any of the following Transfers of (x) shares of Common Stock Class A, whether occurring before or after the expiration of the Applicable Restriction Period, or (y) shares of Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock during the Applicable Restriction Period:

                 (a) Transfers to and among a stockholder's spouse, children, grandchildren, parents, siblings, cousins, nieces, nephews, sons-in-law, daughters-in-law and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes;

                 (b) bona fide pledges to the Corporation, a commercial bank, savings and loan institution or any other lending or financial institution as security for indebtedness of the holder of the shares of Common Stock Class A being pledged; provided that the pledgee shall be bound by the applicable transfer restrictions; and

                 (c) Transfers approved as Non-Conversion Transfers by the
              Board of Directors of the Corporation prior to the Transfer.

         (ix) "Permitted Transfer" means a Conversion Transfer, a Non-Conversion Transfer or a Charity Transfer.

         (x) "Permitted Transferee" means the recipient in a Permitted Transfer of Common Stock of the Corporation.

         (xi) "Transfer" (including, with a correlative meaning, the terms "Transferred" and "Transferee") means any sale, pledge, gift, assignment or other transfer of any share of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock, including:

                 (a) any offer, pledge, sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (1) any shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock; (2) any securities convertible into or exercisable or exchangeable for Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common

              Stock or Class B-3 Common Stock; or (3) any shares of Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock into which the shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Class B-3 Common Stock are convertible; provided, however, that the entering into of a voting, tender or like agreement or arrangement in connection with such shares or securities shall not be deemed to constitute a Transfer where such agreement or arrangement (1) is entered into by a holder or holders of such shares or securities and one or more third parties in connection with a potential business combination involving the Corporation and (2) has been approved by the Board of Directors of the Corporation prior to the entering into of such agreement or arrangement; or

                 (b) entry into any swap or other arrangement (including
              contracting to sell, selling, transferring, pledging, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock, other than any such transaction that, during the entire time of the relevant transaction, involves only (i) shares of Class B Common Stock or
              (ii) shares of any other class of Common Stock with respect to which the Applicable Restriction Period has expired, and in either case only up to the number of such shares held by a stockholder initiating such a transaction during the entire time of the relevant transaction; whether any such transaction is to be settled by delivery of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B Common Stock, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock or other securities, in cash or otherwise.

       SIXTH: PREFERRED STOCK.

       (A) The Board of Directors shall have authority to issue shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series. In connection with the creation of any such series, the Board of Directors shall have authority to fix by the resolution or resolutions providing for the issue of shares thereof the designations, voting powers, preferences and relative participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.


       (B) The following is a statement of the powers, preferences, rights, qualifications, limitations and restrictions of the Series D Preferred
    Stock:

         (1) Designation. The Series D Preferred Stock shall consist of 20,000 shares. The number of authorized shares of Series D Preferred Stock may be increased by resolution of the Board of Directors.

         (2) Rank.

                 (a) To the extent and the manner provided in this Article
              Sixth, the Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, rank (i) junior to or on parity with, as the case may be, any other stock of the Corporation, the terms of which shall specifically provide that such stock shall rank senior to, or on parity with, as the case may be, the Series D Preferred Stock with respect to dividend rights or rights on liquidation or both, and (iii) senior to any other stock of the Corporation.

                 (b) The following terms as used in this Article Sixth shall be deemed to have the meaning set forth in this section.

                    (i) The term "Participating Stock" shall mean the Common
                 Stock and any other stock of the Corporation of any class which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                    (ii) The term "Parity Stock" with respect to Series D
                 Preferred Stock shall mean the Series D Preferred Stock and all other stock of the Corporation ranking equally therewith as to the payment of dividends or the distribution of assets upon liquidation. The term "Dividend Parity Stock" with respect to Series D Preferred Stock shall mean the Series D Preferred Stock and all other stock of the Corporation ranking equally therewith as to the payment of dividends. The term "Liquidation Parity Stock" with respect to Series D Preferred Stock mean the Series D Preferred Stock and all other stock of the Corporation ranking equally therewith as to distribution of assets upon liquidation.

                    (iii) The term "Junior Stock" with respect to Series D
                 Preferred Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to the payment of dividends and the distribution of assets upon liquidation. The term "Dividend Junior Stock" with respect to Series D Preferred Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to the payment of dividends. The term "Liquidation Junior Stock" with respect to Series D Preferred Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to distribution of assets upon liquidation.

                    (iv) The term "Senior Stock" with respect to Series D
                 Preferred Stock shall mean all stock of the Corporation ranking senior thereto as to the payment of dividends or distribution of assets upon liquidation.

       (3) Dividends.

         (a) The holders of record of Series D Preferred Stock shall be entitled to receive, as and if declared by the Board of Directors, cumulative cash dividends thereon at the per annum rate per share equal to the Established Dividend Rate (as defined in paragraph
      (c)), and no more, but only out of funds legally available for the payment of such distributions under the DGCL. Dividends on the Series D Preferred Stock shall not be payable unless and until declared by the Board of Directors. Dividends shall accrue from the date of original issuance. Accumulations of dividends shall not bear interest.

         (b) Unless dividends that have been declared and are payable upon the Series D Preferred Stock have been paid, no dividend or other distribution (except in Junior Stock) shall be declared or paid on Dividend Junior Stock and no amount shall be set aside for or applied to the redemption, purchase or other acquisition of (i) any Dividend Junior Stock or Liquidation Junior Stock other than by exchange therefor of Junior Stock or out of the proceeds of a substantially concurrent sale of shares of Junior Stock or (ii) any Parity Stock except in accordance with a purchase or exchange offer made simultaneously by the Corporation to all holders of record of Parity Stock which, considering the annual dividend rates and the other relative rights and preferences of such shares, in the opinion of the Board of Directors (whose determination shall be conclusive), will result in fair and equitable treatment among all such shares.

         (c) The "Established Dividend Rate"shall initially be $30.00, and shall be reset as provided in this paragraph. On each December 16, beginning December 16, 2001 and continuing so long as any shares of Series D Preferred Stock shall be outstanding, the Established Dividend Rate shall be reset as a rate equal to $1,000 multiplied by 50% of the One Year Treasury Rate that shall have been in effect at the close of business on the December 1 next preceding (or if such December 1 shall not have been a business day, the business day next preceding such December 1), rounded up to the nearest $1.00; provided, however, that the established Dividend Rate shall in no event be greater than $50.00. For purposes of the preceding sentence, the "One Year Treasury Rate" shall mean the rate for direct obligations of the United States having a constant maturity of 1-year, as published in H.15(519) under the heading "Treasury Constant Maturities", or, if not so published by such December 16, such rate as determined in good faith by the Corporation, which determination absent manifest error shall be conclusive. The Corporation shall file with the duly appointed transfer agent for the Series D Preferred Stock a certificate stating the new Established Dividend Rate determined as provided in this paragraph and showing the computation thereof, and will cause a notice stating the new Established Dividend Rate and the computation thereof to be mailed to the holders of shares of Series D Preferred Stock.

       (4) Liquidation Rights.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive from the assets of the Corporation, payment in cash, of $1,000 per share, plus a further amount equal to unpaid cumulative dividends on Series D Preferred Stock accrued to the date when such payments shall be made available to the holders thereof, and no more, before any amount shall be paid or set aside for, or any distribution of assets shall be made to the holders of Liquidation Junior Stock. If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of all Liquidation Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Liquidation Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto if paid in full.

         (b) None of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (1) a consolidation or merger of the Corporation with or into any other corporation or entity; (2) a merger of any other corporation or entity into the Corporation (whether or not the Corporation is the entity surviving the consolidation or merger);
      (3) a reorganization of the Corporation; (4) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation; (5) a sale or transfer of all or any part of the assets of the Corporation; or (6) a share exchange to which the Corporation is a party.

       (5) Redemption.

         (a) The Series D Preferred Stock may be called for redemption and redeemed at the option of the Corporation by resolution of the Board of Directors, in whole at any time or in part at any time or from time to time upon the notice hereinafter provided for in paragraph
      (c), by the payment therefor of the redemption price per share of $1,000 plus an amount equal to the accrued and unpaid cumulative dividends thereon to the date fixed by the Board of Directors as the redemption date. In addition, the Corporation may so call for redemption at any time all, but not less than all, of the shares of Series D Preferred Stock held by any person.

         (b) There is no mandatory sinking fund for, or other required redemption of, the Series D Preferred Stock.

         (c) Manner of Redemption.

                 (i) If less than all of the outstanding shares of Series D
              Preferred Stock shall be called for redemption (and such redemption is not pursuant to the second sentence of paragraph
              (a)), the particular shares to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the Board of Directors.

                 (ii) Notice of redemption of any shares of Series D Preferred
              Stock shall be given by the Corporation by first-class mail, not less than 10 nor more than 60 days prior to the date fixed by the Board of Directors of the Corporation for redemption (the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state: (1) the redemption date; (2) the redemption price; (3) if less than all outstanding shares of Series D Preferred Stock of the holder are to be redeemed, the identification of the shares of Series D Preferred Stock to be redeemed; (4) that dividends on the shares to be redeemed shall cease to accrue on the redemption date; and (5) the place or places where such shares of Series D Preferred Stock to be redeemed are to be surrendered for payment of the redemption price.

                 (iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends shall cease to accrue, and from and after the redemption date or such earlier date as funds shall be set aside for payment of the redemption price (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

                 (iv) Shares of Series D Preferred Stock redeemed by the
              Corporation shall be restored to the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and, except as otherwise provided by the express terms of any outstanding series, may be reissued by the Corporation as shares of one or more series of Preferred Stock.

       (6) Voting Rights.

                 (a) Except as expressly provided to the contrary in this
              Article Sixth or as otherwise required by law, the holders of Series D Preferred Stock shall have no right to vote at, or to participate in any meeting of stockholders of the Corporation, or to receive any notice of such meeting.

         (b) Rights Upon Dividend Arrearage.

                 (i) In the event dividends that have been declared and are payable upon the Series D Preferred Stock shall be in arrears, the number of directors constituting the full board shall be increased by two, and the holders of the Series D Preferred Stock voting noncumulatively and separately as a single series, shall be entitled to elect two members of the Board of Directors of the Corporation at the next annual meeting of stockholders of the Corporation or at a special meeting called as hereinafter provided in this section. Such voting rights of the holders of Series D Preferred Stock shall continue until all declared and unpaid dividends thereon shall have been paid in full, whereupon such special voting rights of the holders of Series D Preferred Stock shall cease (and the respective terms of the two additional directors shall thereupon expire and the number of directors constituting the full board shall be decreased by two) subject to being again revived from time to time upon the recurrence of the conditions described in this section as giving rise thereto.

                 (ii) At any time when such right of holders of Series D
              Preferred Stock to elect two additional directors shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 10% of the Series D Preferred Stock then outstanding shall, call a special meeting of holders of such Series D Preferred Stock for the election of directors. In the case of such a written request, such special meeting shall be held within 60 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation; except that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation; provided, that the holders of Series D Preferred Stock receive notice of such meeting and their right to vote thereat.

                 (iii) Whenever the number of directors of the Corporation
              shall have been increased by two as provided in this section, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the bylaws of the Corporation and without the vote of the holders of Series D Preferred Stock. No such action shall impair the right of the holders of Series D Preferred Stock to elect and to be represented by two directors as provided in this section.

                 (iv) The two directors elected as provided in this section shall serve until the next annual meeting of stockholders of the Corporation and until their respective successors shall be elected and qualified or the earlier expiration of their terms as provided in this section. No such director may be removed without the vote or consent of holders of a majority of the shares of Series D Preferred Stock. If, prior to the expiration of the term of any such director, a vacancy in the office of such director shall occur, such vacancy shall, until the expiration of such term in each case be filled by appointment made by the remaining director elected as provided in this section.

       (7) Restrictions on Transfer. The shares of Series D Preferred Stock shall not be transferable (other than by will or the laws of descent), except that such shares may be transferred with the consent of the Board of Directors of the Corporation.

       (8) No Conversion Rights. The holders of shares of Series D Preferred Stock shall not have the right to convert such shares into other securities of the Corporation.

     SEVENTH: BOARD OF DIRECTORS. Subject to the rights of holders of Preferred Stock to elect additional directors under certain circumstances, the Corporation shall be governed in accordance with the following provisions:

       (A) The Board of Directors of the Corporation shall consist of not less than [ ] and not more than [ ] members. The exact number of directors within such minimum and maximum shall be fixed solely by the Board of Directors. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2002, another class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2003, and another class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2004, with the members of each class to hold office until their successor have been duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified.

       (B) Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the by-laws.

       (C) Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     EIGHTH: BY-LAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the by-laws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation of the Corporation. The stockholders may not amend the by-laws of the Corporation without the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class.

     NINTH: INDEMNIFICATION OF DIRECTORS AND OFFICERS. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee or representative or in any other capacity while serving as a director, officer, trustee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in this Article Ninth with respect to proceedings to enforce rights to indemnification and "advancement of expenses" (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     In addition to the right to indemnification conferred in this Article Ninth, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article Ninth or otherwise.

     If a claim under this Article Ninth is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Ninth or otherwise shall be on the Corporation.

     The rights to indemnification and to the advancement of expenses conferred in this Article Ninth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, by-laws, agreement, vote of stockholders or directors or otherwise.

     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Ninth with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The rights conferred upon indemnitees in this Article Ninth shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article Ninth that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

     TENTH: LIMITATION OF DIRECTORS' LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Tenth shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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     ELEVENTH: MEETINGS OF STOCKHOLDERS. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting.

     TWELFTH: CORPORATE ACTIONS. All rights to vote and all voting power shall be vested exclusively in the holders of Common Stock, except as otherwise expressly provided by the Board of Directors in connection with the issuance of any shares of Preferred Stock pursuant to Article Sixth of this Certificate of Incorporation or as otherwise expressly required by the law of the State of Delaware. At every meeting of stockholders duly called and held at which a quorum is present (i) in all matters other than the election of directors, a majority of the votes that could be cast at the meeting upon a given question and (ii) in the case of the election of directors, a plurality of the votes that could be cast at the meeting upon the election, by the holders who are present in person or by proxy, shall be necessary, in addition to any vote or other action that may be expressly required by the provisions of this Certificate of Incorporation or by the law of the State of Delaware, to decide the question or election.

     THIRTEENTH: QUORUM. Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the question shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for the purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

     Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these By-Laws to a majority or other proportion of capital stock (or the holders thereof) for the purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

     If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the voting rights of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

     If a notice of any adjourned meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting, provided that they represent at least one third of the voting rights of the shares entitled to vote at such meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     FOURTEENTH: COMPROMISES/ARRANGEMENTS WITH CREDITORS/
  STOCKHOLDERS. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed by the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
  Section 279 of Title 8 of the Delaware Code, order a meeting of the

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  creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

     FIFTEENTH: AMENDMENT. Subject to the provisions hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     * * *

   IN WITNESS WHEREOF, this Certificate of Incorporation which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General
Corporation Law, has been executed by a duly authorized officer on this   day
of      , 2001.

                                          ARAMARK Corporation

                                          By: _________________________________

                                             __________________________________

                                             __________________________________

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